CONSENT OF THE CARSON MEDLIN COMPANY FOR INDEPENDENT



We hereby consent to the inclusion as Appendix C to the Prospectus/Proxy Statement constituting part of the Registration Statement on Form S-4 of United Community Banks, Inc. of our letter to the Board of Directors of Independent Bancshares, Inc. and to the references made to such letter and to the firm in such Prospectus/Proxy Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.





                                     THE CARSON MEDLIN COMPANY

Atlanta, Georgia
June 5, 2000